Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS THIRD QUARTER 2013 RESULTS

—Reports Earnings of 59 Cents per Diluted Share—

SANTA ANA, Calif., Oct. 24, 2013 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for residential and commercial real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2013.

Current Quarter Highlights

•	Total revenues up 8 percent compared with last year

•	Title Insurance and Services segment pretax margin of 10.3 percent

•	Residential title order mix continues to shift toward higher-premium resale transactions

•	Resale open orders per day up 16 percent compared with last year

•	Refinance open orders per day down 57 percent compared with last year

•	Refinance accounted for 47 percent of open orders compared with 70 percent last year

•	Commercial division revenues of $134.3 million, up 26 percent compared with last year

•	Specialty Insurance segment total revenues up 6 percent, with a pretax margin of 4.7 percent

•	Cash flow from operations of $87.4 million

•	Repurchased 2.2 million common shares for $47.1 million at an average price of $21.91 per share

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended September 30
	2013	2012
Total revenues	$1,301.0	$1,208.4
Income before taxes	107.0	155.9
Net income	$63.9	$103.5
Net income per diluted share	0.59	0.95

Total revenues for the third quarter of 2013 were $1.3 billion, an increase of 8 percent relative to the third quarter of 2012. Net income in the current quarter was $63.9 million, or 59 cents per diluted share, compared with net income of $103.5 million, or 95 cents per diluted share, in the third quarter of 2012. The current quarter results include net realized investment losses of $7.0 million, or 4 cents per diluted share, compared with net realized investment gains of $47.3 million, or 27 cents per diluted share, in the third quarter of 2012. The third quarter of 2012 also benefited from $6.3 million of certain tax items that favorably impacted results by 6 cents per diluted share.

“We delivered strong results in our title insurance segment this quarter, with revenues up 10 percent,” said Dennis J. Gilmore, chief executive officer for First American Financial Corporation. “In our purchase business, closed orders were up 22 percent, and our commercial division continued its strong momentum with total revenues up 26 percent compared with last year.

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First American Financial Reports Third Quarter 2013 Results

“In response to a decline in refinance activity during the quarter, we began making adjustments to our cost structure, primarily in business units tied to refinance transactions. As we move into the fourth quarter, we continue to manage our expenses in response to market activity.

“During the quarter, we repurchased 2.2 million common shares for a total of $47.1 million at an average price of $21.91. We believe the company is well positioned to create value for our shareholders, particularly given the favorable long-term outlook for housing market fundamentals.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended September 30
	2013	2012
Total revenues	$1,212.9	$1,100.3
Income before taxes	$125.0	$141.9
Pretax margin	10.3%	12.9%
Direct open orders	316,000	438,500
Direct closed orders	273,400	305,600
Commercial*
Total revenues	$134.3	$106.3
Open orders	19,500	19,500
Closed orders	12,000	10,900
Average revenue per order	$10,200	$8,800

*	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $1.2 billion, a 10 percent increase from the same quarter of 2012. Direct premiums and escrow fees were up 6 percent from the third quarter of 2012, due to a 19 percent increase in the revenue per direct title order to $1,784 that was partially offset by an 11 percent decline in the number of direct title orders closed. The increase in revenue per direct title order was primarily attributable to the continued shift in the order mix to higher-premium residential resale and commercial transactions. Agent premiums were up 24 percent in the current quarter, which is consistent with the increase in direct premiums during the previous quarter, reflecting the typical reporting lag of approximately one quarter.

Information and other revenues were $159.3 million this quarter, up less than 1 percent compared with the same quarter of last year. Higher demand for the company’s default and commercial title information products was largely offset by lower demand for title plant information due to the decline in refinance title orders during the quarter.

Investment income was $22.2 million in the third quarter, an increase of $2.7 million from the third quarter of 2012. This increase was primarily due to higher interest and dividends from the investment portfolio. Net realized investment losses in the current quarter were $5.5 million compared with realized investment gains of $19.8 million in the prior year.

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First American Financial Reports Third Quarter 2013 Results

Personnel costs were $350.9 million in the third quarter, an increase of $33.7 million, or 11 percent, compared with the third quarter of 2012. This increase was primarily due to higher staffing levels as compared with last year and increased incentive compensation driven by higher revenues.

In response to lower refinance activity during the third quarter, headcount was reduced by 715 employees, including temporary staffing. As a result, the company recorded severance costs of $7.8 million in the third quarter.

Other operating expenses were $204.7 million in the third quarter, up $7.7 million, or 4 percent, compared with the third quarter of 2012. This increase was primarily due to higher production-related expenses.

The provision for policy losses and other claims was $60.5 million in the third quarter, or 5.8 percent of title premiums and escrow fees, compared with $59.7 million, or 6.6 percent of title premiums and escrow fees, in the same quarter of the prior year. The current quarter rate of 5.8 percent reflects the ultimate loss rate for the 2013 policy year with no reserve adjustment for prior policy years.

Pretax income for the Title Insurance and Services segment was $125.0 million in the third quarter, compared with $141.9 million in the third quarter of 2012. Pretax margin was 10.3 percent in the current quarter, which included a reduction of 40 basis points from net realized investment losses, compared with 12.9 percent last year, which included an increase of 160 basis points from net realized investment gains.

Specialty Insurance

($ in millions)

	For the Three Months Ended September 30
	2013	2012
Total revenues	$86.1	$81.4
Income before taxes	$4.0	$8.1
Pretax margin	4.7%	10.0%

Total revenues for the Specialty Insurance segment were $86.1 million in the third quarter of 2013, an increase of 6 percent compared with the third quarter of 2012. The increase in revenues was driven by higher premiums earned in both the home warranty and property and casualty business lines, partially offset by $1.5 million in net realized investment losses this quarter compared with $2.1 million in net realized investment gains last year. The overall loss rate in the Specialty Insurance segment was 63.8 percent in the current quarter compared with a 60.6 percent loss rate in the prior year. Both business lines experienced higher losses in the quarter, resulting in a pretax margin of 4.7 percent, down from 10.0 percent in the third quarter of 2012.

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First American Financial Reports Third Quarter 2013 Results

Teleconference/Webcast

First American’s third quarter 2013 results will be discussed in more detail on Thursday, Oct. 24, 2013, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is (888) 455-9641. Callers from outside the United States may dial (630) 395-0303. The passcode for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Oct. 30, 2013, by dialing (402) 280-9972. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4.5 billion in 2012, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the outlook for the housing market and its effects on the company, expense management, outlook for the commercial business, possible future share repurchases, the impact of decline in refinance activity and real estate market seasonality, focus on profitable growth in the core title business and the company’s positioning to benefit from the ongoing housing recovery and to create value for shareholders are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems interruptions and intrusions, wire

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First American Financial Reports Third Quarter 2013 Results

transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Sandra Bell	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports Third Quarter 2013 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012
Total revenues	$1,300,978	$1,208,402	$3,736,205	$3,264,998
Income before income taxes	$107,045	$155,882	$225,861	$319,722
Income tax expense	42,950	51,982	90,586	111,196

Net income	64,095	103,900	135,275	208,526
Less: Net income attributable to noncontrolling interests	205	430	535	762

Net income attributable to the Company	$63,890	$103,470	$134,740	$207,764

Net income per share attributable to stockholders:
Basic	$0.60	$0.97	$1.25	$1.95
Diluted	$0.59	$0.95	$1.23	$1.92
Cash dividends declared per share	$0.12	$0.08	$0.36	$0.24
Weighted average common shares outstanding:
Basic	106,437	106,445	107,400	106,099
Diluted	108,437	108,709	109,490	108,243
Selected Title Information
Title orders opened	316,000	438,500	1,114,100	1,226,900
Title orders closed	273,400	305,600	886,100	856,200
Paid title claims	$68,525	$66,644	$209,010	$218,949

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First American Financial Reports Third Quarter 2013 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$833,857	$627,208
Investment portfolio	3,349,761	3,113,560
Goodwill and other intangible assets	891,436	902,952
Total assets	6,501,070	6,050,847
Reserve for claim losses	1,054,037	976,462
Notes payable	320,521	229,760
Total stockholders’ equity	$2,372,322	$2,348,065

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First American Financial Reports Third Quarter 2013 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended September 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$573,116	$487,800	$85,316	$—
Agent premiums	549,052	549,052	—	—
Information and other	159,775	159,344	437	(6)
Investment income	26,001	22,234	1,829	1,938
Net realized investment (losses) (1)	(6,966)	(5,510)	(1,456)	—

	1,300,978	1,212,920	86,126	1,932

Expenses
Personnel costs	377,872	350,921	14,547	12,404
Premiums retained by agents	440,453	440,453	—	—
Other operating expenses	222,297	204,731	10,228	7,338
Provision for policy losses and other claims	114,952	60,480	54,472	—
Depreciation and amortization	18,554	16,495	1,239	820
Premium taxes	15,771	14,157	1,614	—
Interest	4,034	711	—	3,323

	1,193,933	1,087,948	82,100	23,885

Income (loss) before income taxes	$107,045	$124,972	$4,026	$(21,953)

For the Three Months Ended September 30, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$535,846	$459,149	$76,697	$—
Agent premiums	443,028	443,028	—	—
Information and other	159,103	158,803	303	(3)
Investment income	23,154	19,514	2,368	1,272
Net realized investment gains(1)	47,271	19,821	2,063	25,387

	1,208,402	1,100,315	81,431	26,656

Expenses
Personnel costs	344,140	317,197	14,298	12,645
Premiums retained by agents	355,191	355,191	—	—
Other operating expenses	213,111	197,030	9,950	6,131
Provision for policy losses and other claims	106,209	59,718	46,491	—
Depreciation and amortization	18,429	16,538	1,179	712
Premium taxes	13,470	12,063	1,407	—
Interest	1,970	671	—	1,299

	1,052,520	958,408	73,325	20,787

Income before income taxes	$155,882	$141,907	$8,106	$5,869

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Third Quarter 2013 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Nine Months Ended September 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,644,172	$1,399,702	$244,470	$—
Agent premiums	1,530,247	1,530,247	—	—
Information and other	483,430	482,197	1,251	(18)
Investment income	71,544	62,818	5,295	3,431
Net realized investment gains (1)	6,812	5,582	644	586

	3,736,205	3,480,546	251,660	3,999

Expenses
Personnel costs	1,087,139	1,007,810	43,783	35,546
Premiums retained by agents	1,224,020	1,224,020	—	—
Other operating expenses	660,408	609,575	30,306	20,527
Provision for policy losses and other claims	429,744	287,374	142,370	—
Depreciation and amortization	55,141	49,238	3,627	2,276
Premium taxes	42,683	38,329	4,354	—
Interest	11,209	1,920	—	9,289

	3,510,344	3,218,266	224,440	67,638

Income (loss) before income taxes	$225,861	$262,280	$27,220	$(63,639)

For the Nine Months Ended September 30, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,446,920	$1,226,934	$219,986	$—
Agent premiums	1,220,375	1,220,375	—	—
Information and other	482,690	481,503	1,196	(9)
Investment income	57,077	49,117	7,065	895
Net realized investment gains (1)	57,936	25,578	6,971	25,387

	3,264,998	3,003,507	235,218	26,273

Expenses
Personnel costs	971,462	894,122	41,678	35,662
Premiums retained by agents	978,703	978,703	—	—
Other operating expenses	607,908	558,541	30,586	18,781
Provision for policy losses and other claims	288,276	166,717	121,559	—
Depreciation and amortization	54,944	49,539	3,351	2,054
Premium taxes	36,546	32,718	3,828	—
Interest	7,437	1,993	—	5,444

	2,945,276	2,682,333	201,002	61,941

Income (loss) before income taxes	$319,722	$321,174	$34,216	$(35,668)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Third Quarter 2013 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012
Total revenues	$1,212,920	$1,100,315	$3,480,546	$3,003,507
Less: Net realized investment (losses) gains (1)	(5,510)	19,821	5,582	25,578
Investment income	22,234	19,514	62,818	49,117
Premiums retained by agents	440,453	355,191	1,224,020	978,703

Net operating revenues	$755,743	$705,789	$2,188,126	$1,950,109

Personnel and other operating expenses	$555,652	$514,227	$1,617,385	$1,452,663
Ratio (% net operating revenues)	73.5%	72.9%	73.9%	74.5%
Ratio (% total revenues)	45.8%	46.7%	46.5%	48.4%

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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